Pricing Supplement dated October 17, 1996                        Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                        File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series C - Floating Rate

============================================================================================================
Principal Amount: $10,000,000                        Initial Interest Rate: To be determined as of 10/18/96
Agent's Discount or Commission: $20,000              Stated Maturity Date:  10/22/98
Net Proceeds to Issuer: $9,980,000                   Original Issue Date: 10/22/96
Issue Price: 100%                                    Trade Date:  10/17/96
============================================================================================================

Calculation Agent: Chase Manhattan Bank                 Cusip No.: 00756QCV8

Interest Calculation:

                     /X/      Regular Floating Rate Note                / /      Floating Rate/Fixed Rate Note
                                                                                   (Fixed Rate Commencement Date):
                     / /      Inverse Floating Rate Note                                   (Fixed Interest Date):
                                (Fixed Interest Rate):

                     / /      Other Floating Rate Note (see attached)

Interest Rate Basis:

                     / /      CD Rate                                   / /      Commercial Paper Rate

                     / /      Eleventh District Cost of Funds Rate      / /      Federal Funds Rate

                     / /      LIBOR                 Index Currency:

                     / /      LIBOR Reuters                             / /      Treasury Rate

                     /X/      LIBOR Telerate
                                                                       / /       Other:
                     / /      CMT Rate
                                      Designated CMT Telerate Page:
                                      Designated CMT Maturity Index:

Initial Interest Reset Date:  January 22, 1997                                   Spread (+/-):  +0.3000%
Interest Reset Dates:   The 22nd day of January,                                 Spread Multiplier: N/A
                        April, July and October                                  Maximum Interest Rate:  N/A
                                                                                 Minimum Interest Rate:  N/A

Interest Payment Dates:  The 22nd day of January, April, July and October,
                         commencing January 22, 1997, with a final interest payment on October 22, 1998

Index Maturity: 3-Month LIBOR

Day Count Convention:

                     / /      30/360 for the period from                     to

                     /X/      Actual/360 for the period from  10/22/96 to 10/21/98

                     / /      Actual/Actual for the period from              to

Redemption:

                     /X/      The Notes cannot be redeemed prior to the Stated Maturity Date.

                     / /      The Notes may be redeemed prior to the Stated Maturity Date.
                              Initial Redemption Date:
                              Initial Redemption Percentage: _____%
                              Annual Redemption Percentage Reduction:   ____% until Redemption
                              Percentage is 100% of the principal amount.
Repayment:

                     /X/      The Notes cannot be repaid prior to the Stated Maturity Date.

                     / /      The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                              Optional Repayment Date(s):
                              Repayment Price: ________%

Currency:

                     Specified Currency:  U.S. Dollars
                     (If other than U.S. dollars, see attached)

                     Minimum Denominations:  N/A
                     (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

                     / /      Yes     /X/      No

                     Total Amount of OID:
                     Yield to Maturity:
                     Initial Accrual Period:

Form:

                     /X/      Book Entry       / /     Certificated

Agent acting in the capacity as indicated below:

                     /X/      Agent            / /     Principal

If as Principal:

                     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

                     / / The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/X/  Other Provisions:  Prudential Securities Incorporated

         / /   Salomon Brothers Inc

                    / /   CS First Boston

                                  / /   Donaldson, Lufkin & Jenrette
                                             Securities Corporation

                                                       / /   Merrill Lynch & Co.